UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): JULY 17, 2006

                           DYNCORP INTERNATIONAL INC.
               (Exact name of registrant as specified in charter)

         DELAWARE               001-32869                01-0824791
(State or other jurisdiction   (Commission     (IRS Employer Identification No.)
     of incorporation)         File Number)

   8445 FREEPORT PARKWAY, SUITE 400, IRVING, TEXAS                  75063
     (Address of principal executive offices)                     (Zip code)

       Registrant's telephone number, including area code: (817) 224-1460


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
   (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

          On July 17, 2006, DynCorp International LLC (the "Company"), a wholly owned subsidiary of DynCorp International Inc. (the "Registrant"), entered into an employment agreement with Herbert J. Lanese, which is attached hereto as
Exhibit 10.1 and is incorporated herein by reference. The summary description of the employment agreement that follows is qualified in its entirety by reference to the employment agreement.

          The employment agreement is for an initial term of four years commencing on July 17, 2006 and ending at midnight on July 17, 2010. Following the initial term, the employment agreement is automatically renewed for additional one-year periods each July 17 unless either the Company or Mr. Lanese delivers written notice of intent not to renew at least 90 days prior to the effective date of any renewal. Mr. Lanese will receive an annual base salary of $800,000 and will be eligible to receive additional incentive compensation of up to $1,000,000 per year based on the achievement of performance targets established by the compensation committee of the board of directors of the Registrant.

          If Mr. Lanese's employment is terminated without "cause" by the Company or if he resigns for "good cause," as those terms are defined in the employment agreement, in addition to receiving accrued base salary and accrued and unused vacation earned through the date of termination and a prorated portion of his annual bonus based on the Company's projected performance through the date of termination, after executing an irrevocable waiver and release of claims, Mr. Lanese will be entitled to:

     (1) a payment equal to two times the sum of his base salary and target bonus for the year of termination, payable in two equal lump sum payments, the first on the first payroll date that is six months following the date of termination and the second on the first payroll date that is twelve months following the date of termination;

     (2) to the extent that the Company adopts a stock option plan in the future, exercise any vested stock options to purchase stock in the Company or any equivalent or similar vested rights that appreciate or tend to appreciate as the value of the Company's common stock appreciates for a period of 90 days; and

     (3) reimbursement from the Company for the same portion of his health insurance premium that the Company paid during his employment until the earlier of (i) the last day that he is entitled to health care continuation coverage under the Consolidated Omnibus Budge Reconciliation Act of 1985 and (ii) the date on which he becomes covered under any other group health plan (as an employee or otherwise).

          If Mr. Lanese's employment is terminated for any other reason or if he resigns without "good cause" other than retirement, death or disability, neither he nor his estate will be entitled to any severance payments other than accrued salary and accrued and unused vacation earned through the date of termination. If Mr. Lanese retires, dies or becomes disabled, he or his estate, in addition to receiving accrued base salary and accrued and unused vacation earned through the date of termination, after executing an irrevocable waiver and release of claims, will be entitled to (i) receive a pro rata portion of his annual bonus based on the Company's projected performance through the date of termination and
(ii) to the extent that the Company adopts a stock option plan in the future, exercise any vested stock options to purchase stock in the Company or any equivalent or similar vested rights that appreciate or tend to appreciate as the value of the Company's common stock appreciates for a period of 90 days.

          On July 17, 2006, the operating agreement of the Registrant's controlling stockholder, DIV Holding LLC ("DIV"), was amended and Mr. Lanese was granted an indirect equity interest in the Registrant through the issuance of a 1.6% Class B interest in DIV. This Amendment No. 4 to the Amended and Restated Limited Liability Company Operating Agreement of DIV is attached hereto as
Exhibit 3.1 and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

     3.1 Amendment No. 4 to the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC

    10.1 Employment Agreement effective as of July 17, 2006, between DynCorp International LLC and Herbert J. Lanese

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         DynCorp International Inc.

Date:  July 19, 2006                     /s/ Michael J. Thorne
                                         --------------------------------------
                                         Michael J. Thorne
                                         Senior Vice President, Chief Financial
                                         Officer and Treasurer